Exhibit 4.6

THIS NOTE AND THE SECURITIES ISSUABLE UPON THE CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT OR UNLESS SOLD PURSUANT TO RULE 144 UNDER SUCH ACT.

CONVERTIBLE SUBORDINATED PROMISSORY NOTE

No. [2013- ]	Date of Issuance

$[ ]	June [ ], 2013

FOR VALUE RECEIVED Violin Memory, Inc., a Delaware corporation (the “Company”), hereby promises to pay the order of [                        ] (the “Lender”), the principal sum of [                        ] dollars ($[            ]), together with interest thereon from the date of this Note. Interest shall accrue at a rate of ten percent (10%) per annum, simple interest. Unless earlier converted into Conversion Shares pursuant to Section 2.2 of that certain Note and Warrant Purchase Agreement dated June 17, 2013 among the Company, Lender and certain other investors (the “Purchase Agreement”), the principal and accrued interest shall be due and payable by the Company on demand at any time after the Maturity Date or as otherwise provided under the Purchase Agreement.

This Note is one of a series of Notes issued pursuant to the Purchase Agreement, and capitalized terms not defined herein shall have the meaning set forth in the Purchase Agreement.

THIS NOTE IS SUBJECT TO THE TERMS OF ONE OR MORE SUBORDINATION AGREEMENTS (THE “SUBORDINATION AGREEMENTS”), BY AND AMONG THE COMPANY, TRIPLEPOINT CAPITAL LLC AND/OR OTHER INSTITUTIONAL LENDERS (AS DEFINED IN THE PURCHASE AGREEMENT) AND THE PURCHASERS OF CONVERTIBLE PROMISSORY NOTES ISSUED UNDER THE PURCHASE AGREEMENT PURSUANT TO WHICH THE COMPANY’S OBLIGATIONS HEREUNDER ARE SUBORDINATED IN FULL TO THE COMPANY’S OBLIGATIONS TO THE INSTITUTIONAL LENDERS, WHETHER EXISTING ON THE DATE HEREOF OR HEREAFTER ARISING.

1. Payment. All payments shall be made in lawful money of the United States of America at the principal office of the Company, or at such other place as the holder hereof may from time to time designate in writing to the Company. Payment shall be credited first to Costs (as defined below), if any, then to accrued interest due and payable and any remainder applied to principal. Subject to the terms the Subordination Agreements, prepayment of principal, together with accrued interest, may be made without the Lender’s consent upon ten (10) days’ prior written notice to the holder hereof. The Company hereby waives demand, notice, presentment, protest and notice of dishonor.

2. Security. This Note is a general unsecured obligation of the Company.

3. Priority. This Note is subordinated in right of payment to all indebtedness of the Company to the Institutional Lenders pursuant to the terms of the Subordination Agreements.

4. Conversion of the Notes. This Note and any amounts due hereunder shall be convertible into Conversion Shares in accordance with the terms of Section 2.2 of the Purchase Agreement. As promptly as practicable after the conversion of this Note, the Company at its expense shall issue and deliver to the holder of this Note, upon surrender of the Note, a certificate or certificates for the number of full Conversion Shares issuable upon such conversion.

5. Amendments and Waivers; Resolutions of Dispute; Notice. The amendment or waiver of any term of this Note, the resolution of any controversy or claim arising out of or relating to this Note and the provision of notice shall be conducted pursuant to the terms of the Purchase Agreement.

6. Successors and Assigns. This Note applies to, inures to the benefit of, and binds the successors and assigns of the parties hereto. Any transfer of this Note may be effected only pursuant to the Purchase Agreement.

7. Officers and Directors not Liable. In no event shall any officer or director of the Company be liable for any amounts due and payable pursuant to this Note.

8. Expenses. The Company hereby agrees, subject only to any limitation imposed by applicable law, to pay all expenses, including reasonable attorneys’ fees and legal expenses, incurred by the holder of this Note in endeavoring to collect any amounts payable hereunder which are not paid when due, whether by declaration or otherwise (“Costs”). The Company agrees that any delay on the part of the holder in exercising any rights hereunder will not operate as a waiver of such rights. The holder of this Note shall not by any act, delay, omission or otherwise be deemed to have waived any of its rights or remedies, and no waiver of any kind shall be valid unless, in writing and signed by the party or parties waiving such rights or remedies.

9. Governing Law. This Note shall be governed by and construed under the laws of the State of Delaware as applied to other instruments made by Delaware residents to be performed entirely within the State of Delaware.

10. Approval. The Company hereby represents that its board of directors, in the exercise of its fiduciary duty, has approved the Company’s execution of this Convertible Subordinated Promissory Note based upon a reasonable belief that the principal provided hereunder is appropriate for the Company after reasonable inquiry concerning the Company’s financing objectives and financial situation.

VIOLIN MEMORY, INC.

By:	/s/ Donald G. Basile
Donald G. Basile President and Chief Executive Officer

[Signature Page to Violin Memory, Inc. Promissory Note]